UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 13, 2014

Commission file number 1-13163
________________________
YUM! BRANDS, INC.
 (Exact name of registrant as specified in its charter)

North Carolina	13-3951308
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky	40213
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (502) 874-8300

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02	Results of Operation and Financial Condition

YUM! BRANDS, INC. RELEASES ESTIMATED DECEMBER AND FOURTH-QUARTER SAME-STORE SALES FOR CHINA BUSINESS

Louisville, KY (January 13, 2014) - Yum! Brands, Inc. (NYSE: YUM) December same-store sales increased an estimated 2% for the China Division. This included an estimated increase of 5% at KFC and a decline of 3% at Pizza Hut Casual Dining.

For the fourth quarter, same-store sales declined an estimated 4% for the China Division. This included an estimated decline of 4% at KFC and 5% growth at Pizza Hut Casual Dining. As a reminder, the fourth quarter for the China Division includes the months of September, October, November and December.

As previously communicated, this is the final monthly sales release for the China Division. We will release Yum!’s fourth-quarter earnings on Monday, February 3, 2014 after market hours.

ADDITIONAL INFORMATION ONLINE
Definitions of terms are available online at www.yum.com under “Investors”.

Yum! Brands, Inc., based in Louisville, Kentucky, has over 40,000 restaurants in more than 130 countries and territories. Yum! is ranked #201 on the Fortune 500 List with revenues of over $13 billion in 2012 and in 2013 was named among the top 100 Corporate Citizens by Corporate Responsibility Magazine. The Company’s restaurant brands - KFC, Pizza Hut and Taco Bell - are the global leaders of the chicken, pizza and Mexican-style food categories. Outside the United States, the Yum! Brands system opened over five new restaurants per day, making it a leader in international retail development.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC.
(Registrant)

Date:	January 13, 2014	/s/ David E. Russell
Vice President, Finance and Corporate Controller